Exhibit 23.1







    The Board of Directors
    Arrow Financial Corporation:

    We consent to incorporation by reference in the registration statement on Form S-3 of Arrow
    Financial Corporation relating to the Arrow
    Financial Corporation Automatic Dividend
    Reinvestment Plan, of our report dated January 22, 1999, relating to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Arrow Financial
    Corporation.


    /s/ KPMG LLP
    ------------------
    KPMG LLP

    Albany, New York
    June 23, 1999